Capital Income Builder

333 South Hope Street
Los Angeles, California  90071-1406

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74N and 74T, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$2,517,806
Class B	$145,067
Class C	$299,015
Class F	$164,956
Total	$3,126,844
Class 529-A	$35,069
Class 529-B	$4,019
Class 529-C	$10,686
Class 529-E	$1,638
Class 529-F	$785
Class R-1	$2,678
Class R-2	$14,009
Class R-3	$19,728
Class R-4	$6,499
Class R-5	$24,470
Total	$119,581

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$2.2990
Class B	$1.8116
Class C	$1.7809
Class F	$2.2781
Class 529-A	$2.2506
Class 529-B	$1.7375
Class 529-C	$1.7401
Class 529-E	$2.0608
Class 529-F	$2.3776
Class R-1	$1.7648
Class R-2	$1.7591
Class R-3	$2.0528
Class R-4	$2.2425
Class R-5	$2.4296

Item 74A through 74N and 74T
Condensed balance sheet data:

A) Cash	-
B) Repurchase agreements	-
C) Short –term securities other than repurchase agreements	$10,924,176
D) Long-term debt securities including convertible debt	$19,960,952
E) Preferred, convertible preferred, and adjustable rate preferred stock	$728,852
F) Common Stock	$82,301,385
G) Options on equities	-
H) Options on all futures	-
I) Other Investments	-
J) Receivables from portfolio instruments sold	$189,942
K) Receivables from affiliated persons	-
L) Other receivables	$612,493
M) All other assets	-
N) Total assets	$114,717,800

T) Net Assets of common shareholders	$113,664,873

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,217,917
Class B	86,364
Class C	195,480
Class F	87,781
Total	1,587,542
Class 529-A	18,570
Class 529-B	2,602
Class 529-C	7,273
Class 529-E	922
Class 529-F	480
Class R-1	1,938
Class R-2	9,430
Class R-3	11,911
Class R-4	3,931
Class R-5	12,814
Total	69,871

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$68.58
Class B	$68.58
Class C	$68.58
Class F	$68.58
Class 529-A	$68.58
Class 529-B	$68.58
Class 529-C	$68.58
Class 529-E	$68.58
Class 529-F	$68.58
Class R-1	$68.58
Class R-2	$68.58
Class R-3	$68.58
Class R-4	$68.58
Class R-5	$68.58